Exhibit 99.1

Max Re Capital announces retirement of Executive Vice President

Hamilton, Bermuda, March 24, 2005 — Max Re Capital Ltd. (NSDQ: MXRE; BSX: MXRE BH) (“Max Re”) announced today that W. Dave Brining, Executive Vice President — Marketing & Client Services, will be retiring from the Company as of April 1, 2005 in order to pursue personal interests.

Mr. Brining was a founding member of Max Re and was instrumental in the development of the company’s global strategy. Mr. Brining successfully established and lead Max Re’s Property and Casualty reinsurance business until 2003. In 2003, he was appointed Executive Vice President - Marketing & Client Services and also charged with managing our ceded reinsurance programs.

Max Re Chairman, President and CEO, Robert J. Cooney, said: “It is with regret that I received news of Dave’s intention to retire. However, I respect his decision and I speak on behalf of the Board and his many colleagues and friends at Max Re in wishing him the very best. We are delighted to note however that we’re not losing him completely as Dave will assist Max Re occasionally on a consulting basis.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:
Keith S. Hynes Executive Vice President & CFO 441-296-8800 keithh@maxre.bm N. James Tees Senior Vice President & Treasurer 441-296-8800 jimt@maxre.bm